FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-06

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Monday, October 31, 2016 1:53 PM

Subject: ★PRICED★ $989.5MM JPMDB 2016-C4 **PUBLIC CMBS**

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2016-C4 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2016-C4

JOINT BOOKRUNNERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC

CO-LEAD MANAGERS: J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC

CO-MANAGERS: DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES: MOODY'S/FITCH/KBRA

OFFERING TYPE: SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

	RATINGS	SIZE	WAL	CERT	CERT	PX'D	CPN	YLD	$PX
CLASS	(M/F/K)	($MM)	(YR)	C/E	LTV	(%)	(%)
A-1	Aaa/AAA/AAA	38.299	3.05	30.000%	39.2%	+35	1.5366	1.5212	100.0000
A-2	Aaa/AAA/AAA	300.000	9.73	30.000%	39.2%	+109	2.8822	2.7677	100.9994
A-3	Aaa/AAA/AAA	381.323	9.86	30.000%	39.2%	+111	3.1413	2.7952	102.9996
A-SB	Aaa/AAA/AAA	67.443	7.42	30.000%	39.2%	+101	2.9941	2.5450	102.9999
A-S	Aa2/AAA/AAA	92.761	9.90	21.750%	43.8%	+135	3.3845	3.0372	102.9996
B	A1/AA-/AA-	61.841	9.94	16.250%	46.9%	+160	3.6378	3.2895	102.9999
C	NR/A-/A	47.786	9.98	12.000%	49.3%	+270	3.0971	4.3919	90.0938

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE:	$1,124,378,757
NUMBER OF LOANS:	36
NUMBER OF PROPERTIES:	42
WA CUT-OFF LTV:	56.0%
WA MATURITY LTV:	49.6%
WA U/W DSCR:	2.16x
WA U/W NOI DEBT YIELD:	10.6%
TOP TEN LOANS %:	51.9%
WA TERM TO MATURITY (MOS):	119
WA REMAINING AMORTIZATION TERM (MOS):	355
WA SEASONING (MOS):	2

LOAN SELLERS:

JPMORGAN CHASE BANK, N.A. (53.9%)

GERMAN AMERICAN CAPITAL CORPORATION (46.1%)

TOP 5 PROPERTY TYPES:

OFFICE(52.4%), RETAIL(15.7%), Mixed Use(11.9%), HOTEL(11.8%), MULTIFAMILY(6.0%)

TOP 5 STATES:

CA (22.6%), NY (22.2%), IN (10.2%), TN (8.3%), WI (7.6%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES
OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC
ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC
DIRECTING CERTIFICATEHOLDER:	BLACKROCK REALTY ADVISORS, INC., AS AGENT FOR
ITS MANAGED ACCOUNT

DOCUMENTS & TIMING
TERM SHEET, ANNEX A:	AVAILABLE
PRELIMINARY PROSPECTUS:	AVAILABLE
ANTICIPATED SETTLEMENT:	ON OR ABOUT NOV 22, 2016

ROADSHOW
HARTFORD, BREAKFAST:	WED, 10/26 @ 8:15AM EST, MAX DOWNTOWN, 185 ASYLUM STREET
BOSTON, LUNCH:	WED, 10/26 @ 12:00PM EST, JPM OFFICES, 50 ROWES WHARF (4th FLOOR)
RECORDED PRESENTATION:	AVAILABLE

JPM SPG SYNDICATE CONTACTS	DEUTSCHE BANK STRUCTURING CONTACTS
ANDY CHERNA 212-834-4154	SHAISHAV AGARWAL 212-250-6290
ANUSHA JOLY 212-834-4154	DAN PENN 212-250-5149
JENNIFER KORNBLAU 212-834-4154
MAGGIE D'ARCY 212-834-4154

JPM CMBS BANKING CONTACT	DEUTSCHE BANK CMBS BANKING CONTACT
KUNAL SINGH 212-834-5467	LAINIE KAYE 212-250-5270
BRAD HORN 212-834-9708	NATALIE GRAINGER 212-250-1254

JPM CMBS TRADING DESK CONTACT	DEUTSCHE BANK CMBS TRADING CONTACT
ANDY TAYLOR 212-834-3111	BROOKS SCHOLL 212-250-5149
AVINASH SHARMA 212-834-3111	RYAN HORVATH 212-250-5149

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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IRS CIRCULAR 230 NOTICE: THE INFORMATION PROVIDED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THE INFORMATION PROVIDED HEREIN IS WRITTEN AND PROVIDED BY J.P. MORGAN SECURITIES LLC IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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